EXHIBIT 10.25





                                   AGREEMENT

      THIS AGREEMENT dated as of January 23, 2002 is between Digital Lightwave, Inc., a Delaware corporation ("Digital") and Gerry Chastelet ("Chastelet").

      WHEREAS, Chastelet is the Chairman of the Board, President and Chief Executive of Digital;

      WHEREAS, Chastelet and Digital have previously entered into an employment letter dated December 31, 1998, as amended by an Addendum to Employment Letter dated as of October 18, 1999 (as amended, the "Employment Letter");

      WHEREAS, the Board of Directors of Digital has requested Chastelet to resign as a director and officer of Digital;

      WHEREAS, Digital and Chastelet desire to provide for his orderly resignation.

      NOW, THEREFORE, Chastelet and Digital hereby agree that:

            1. Chastelet hereby resigns as a director of Digital, as the Chairman of the Board, Chief Executive Officer and President of Digital and in all other capacities as an officer, employee, director or agent of Digital and any of its affiliates in which he is currently serving.

            2.          Digital  hereby  agrees  to  treat   Chastelet's  above
                        resignations as an "Involuntary Termination Other Than For Cause" under the Employment Letter.

      IN WITNESS WHEREOF, Digital and Chastelet have executed this Agreement as of the day and year first above written.

                                           DIGITAL LIGHTWAVE, INC.


                                           By:   Chairman, President and CEO
                                                 ---------------------------
                                                 Title:

                                                 \s\ GERRY CHASTELET
                                                 ---------------------------
                                                 Gerry Chastelet